Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 27, 2008 with respect to the consolidated financial statements of SL Industries, Inc. and its subsidiaries appearing in the 2007 Annual Report of SL Industries, Inc. and subsidiaries to its shareholders and with respect to the schedule included in the Annual Report on Form 10-K for the year ended December 31, 2007 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

August 13, 2008